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                                                                   Exhibit 10.43

                      PURCHASE, SALE AND LICENSE AGREEMENT

                  THIS PURCHASE, SALE AND LICENSE AGREEMENT ("Agreement") is entered into as of May 1, 2003 by and among PLANET POLYMER TECHNOLOGIES, INC., a California corporation ("Planet"), and RYER ENTERPRISES LLC, a Nevada limited liability company ("Ryer"), with reference to the following facts:

         A. Planet is engaged in the business of developing and licensing unique hydrosoluble polymer and biodegradable materials with broad applications in the fields of agriculture and industrial manufacturing and other related business activities; and

         B. Planet desires to sell to Ryer, and Ryer desires to purchase from Planet, all of Planet's Equipment (as hereinafter defined) and the AQUAMIM Relationships (as hereinafter defined) relating to Planet's metal injection molding feedstock business (the "Business"), which are described in more detail in Section 1 below; and

         C. Planet desires to license to Ryer and Ryer desires to acquire an exclusive worldwide license from Planet to use and commercially exploit all rights to the Intellectual Property (as hereinafter defined), which is described in more detail in Section 3 below. It is anticipated that, as provided in
Section 3.5 below, the Intellectual Property will automatically become the property of Ryer, without additional payment therefor, upon the expiration of the Term (as hereinafter defined), provided that Ryer makes all of the payments due to Planet under this Agreement.

                  NOW, THEREFORE, IN CONSIDERATION OF the foregoing facts and the mutual promises set forth below, the parties agree as follows:

         1. Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, Planet hereby agrees to sell to Ryer, and Ryer hereby agrees to purchase from Planet: (a) all of Planet's Equipment ( the "Equipment") relating to the Business, which Equipment is set forth in more detail in Exhibit "A," attached hereto and incorporated by reference; and (b) all right, title and interest of Planet in all existing business relationships, development projects, business development programs, existing orders and contracts relating to the AQUAMIM Technology, if any (collectively, the "AQUAMIM Relationships"). The Equipment and the AQUAMIM Relationships are collectively referred to as the "Assets".

         2. Purchase Price for the Assets. The purchase price (the "Purchase Price") for the Assets shall consist of the following consideration:

                  2.1 Cash. Ryer shall pay Planet Three Hundred One Thousand Dollars ($301,000.00), payable in the following installments (each a "Principal Payment"): (a) Twenty Five Thousand Dollars ($25,000.00) on or before May 1, 2003, and (b) Eleven Thousand Five Hundred Dollars ($11,500.00) on or before the first day of each and every month for the period beginning June 1, 2003 through May, 31, 2005, for a period of twenty-four (24) months (the "Period"), as set forth in more detail in the Secured Promissory Note attached hereto as Exhibit

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"C" and incorporated by reference. Ryer reserves the right to pre-pay the balance remaining on the Purchase Price and receive the benefit of the Balance Pre-Payment Incentive as defined in Section 2.2 below.

                  2.2 Balance Pre-Payment Incentive. At any time during the Period and so long as Ryer is not in default on any payment due Planet under this Agreement, Ryer has the option to pre-pay the remaining balance on the Purchase Price in full (the "Balance Pre-Payment") by paying to Planet the discounted net present value of the remaining unpaid monthly payments determined using a discount rate equal to the then current yield on Two Year U.S. Treasury Bills ("T-Bill Rate"). The T-Bill rate shall be that rate published in the Wall Street Journal on the third business day preceding the date the Balance Pre-Payment is delivered to Planet.

                  2.3 Principal Payment Due Date. If any Monthly Principal Payment hereunder is not paid on or before the fifth calendar day of the month in which it becomes due, Ryer shall pay, at Planet's option, a late or collection charge equal to ten percent (10%) of the amount of such unpaid Monthly Principal Payment. In the event that any default under this Section 2.3 continues for more than thirty (30) days, interest shall accrue at the rate of ten percent (10%) per year (based upon a 360-day year) on the entire outstanding principal amount until such default is cured.

                  2.4 No Assumption of Planet Obligations. Buyer shall assume no liability, claim or obligation (contingent or otherwise) of Planet (the "Retained Obligations"), including without limitation the following:

                           (a)      Accounts payable, product warranty
obligations and customer deposits.

                           (b)      Any amount due and payable prior to or on
account of the period preceding the Closing Date, or any liabilities, claims or obligations arising out of, or attributable to events, circumstances, acts or omissions occurring prior to the Closing Date (even if asserted after the Closing Date).

                           (c)      Any liabilities arising out of or in
connection with any employment agreement, executive compensation agreement, or any bonus, pension, benefit, welfare, vacation, sick pay, severance, retirement, disability, insurance, collective bargaining, deferred compensation or other employee benefit plan or labor agreement relating to Planet employees, whether oral or written, or any liabilities arising out of or in connection with the termination of employment of any Planet employee.

                           (d)      Any Federal, state or local income, sales,
property, real estate or other taxes or imposts payable by Planet.

                  2.5 The Purchase Price shall be allocated to the Equipment as set forth on Exhibit "A" attached hereto and incorporated by this reference, and to the other assets being transferred to Ryer as provided elsewhere in this Agreement. Seventy-Five Thousand Dollars ($75,000) of the Purchase Price shall be allocated to the AQUAMIM Relationships and general

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intangibles. Each of the parties shall report this transaction for tax purposes in accordance with such allocations.

         3. License of Patents and Trademarks and Other Intellectual Property. Subject to the terms and conditions of this Agreement, including the payment of royalties to Planet as provided in this Agreement, Planet hereby grants to Ryer an exclusive, worldwide license (the "License") to use any and all of the patents and trademarks described on Exhibit "B" attached hereto and incorporated by reference (the "Patents and Trademarks") and any and all other existing intellectual property relating to Planet's AQUAMIM Metal Injection Molding ("MIM") technology (collectively, the "AQUAMIM Technology") and any other formulas, processes and other information and trade secrets related to the Business (collectively the "Intellectual Property") and to develop, have developed, make, have made, use, offer to sell and sell products using any or all of the Intellectual Property. The License includes the right to grant sublicenses to third parties to use some or all of the Intellectual Property to make, use or sell products, subject to the payment of royalties to Planet as if any such use or sale were by Ryer directly (however, Planet shall never be entitled to receive more than one royalty for any product sold). Ryer shall notify any sub-licensees under this section of all rights and obligations of Ryer under this Agreement that are sublicensed to such sub-licensee, and Ryer shall notify Planet within 30 days after the grant of any sublicense under this section, including the name and address of any such sublicensee. Except as expressly provided in this Agreement, the License is perpetual and irrevocable. The License may be terminated by Planet, by written notice to Ryer, in the event that Ryer fails to make any payment due to Planet under this Agreement and such failure is not cured within thirty (30) days after written notice thereof is given by Planet to Ryer; provided, however, that if there is a bona fide dispute between the parties as to the amount of any payment due to Planet, the License may not be terminated by Planet until and unless such payment has not been made within thirty (30) days after the final resolution of such dispute.

                  3.1 Royalties. During the eight-year period beginning on May 1, 2003 and ending on April 30, 2011 (the "Term"), Ryer shall pay to Planet royalties based upon sales by Ryer to third parties during the Term of Feedstock (as hereinafter defined) and MIM products manufactured by Ryer using any Feedstock ("Feedstock Products"). The amount of the royalties will be determined by the formulas set forth in this Section 3.1. The applicable formula will be determined by: (a) whether the Feedstock is based upon Planet's water-soluble binder system ("Water-Soluble Feedstock") or is a tungsten-carbide Feedstock made using the AQUAMIM Technology ("Carbide Feedstock"); and (b) whether the Feedstock is sold to a third party or used by Ryer to make a Feedstock Product that is sold to a third party. As used herein, the term "Feedstock" shall mean a mixture of one or more metal powders and one or more binders that is used in MIM to make a sintered metal product and that is either a Water-Soluble Feedstock or a Carbide Feedstock.

                           3.1.1    Royalty on Feedstock Sold to a Third Party.
The royalty on any Water-Soluble Feedstock or Carbide Feedstock sold to a third party shall be computed by multiplying the total price of such Feedstock (excluding taxes, shipping and handling, and similar charges) by six percent (6%). Such total price and the Shipped Weight (as that term is hereinafter defined) of the Feedstock sold to a third party shall be evidenced by Ryer's invoice to such third party.

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                           3.1.2    Royalty on Feedstock Used by Ryer. The
royalty on any Water-Soluble Feedstock or Carbide Feedstock used by Ryer to make a Feedstock Product shall be computed by dividing the Shipped Weight (as that term is hereinafter defined) of such Feedstock Product by ninety-four percent (94%), and then multiplying such quotient by the Royalty Per Pound (as hereinafter defined) of the Feedstock used to make such Feedstock Product. The parties acknowledge that approximately six percent (6%) of the weight of a Feedstock is comprised of the weight of the binders, which are removed during the debinding and sintering processes of MIM. Accordingly, the parties agree that dividing the Shipped Weight of a Feedstock Product by 94% (i.e. by 0.94) will yield the approximate weight of the Feedstock incorporated into such Feedstock Product. For example, if the Shipped Weight of a Feedstock Product is 94 grams, then the weight of the Feedstock incorporated into such Product is approximately 100 grams [94 / 0.94 = 100], comprised of 94 grams of metal powders and 6 grams of binders.

                           3.1.3    Royalty Per Pound. Since Feedstock used by
Ryer to make Feedstock Products will not be sold to a third party, the parties have agreed to determine a Royalty Per Pound for each Feedstock, which will be used in computing the royalty due to Planet on Feedstock incorporated by Ryer into Feedstock Products. The parties acknowledge that: (a) the cost to produce a Feedstock is affected by the cost of the metal powders, the cost of the binders and the cost of mixing the metal powders and binders to form the Feedstock; (b) the current cost of mixing is approximately One Dollar ($1.00) per pound of Feedstock for each time the Feedstock must be mixed (e.g. the cost of mixing for a single-mixed Feedstock is $1.00 per pound of Feedstock and such cost for a triple-mixed Feedstock is $3.00 per pound of Feedstock); (c) the cost of metal powders and, to a lesser extent, binders will vary (sometimes substantially) from time to time as market conditions change; and (d) in setting the selling price for any Feedstock, Planet would customarily mark up the total cost of such powders, binders and mixing by fifty percent (50%) for its gross profit. Accordingly, the parties have agreed that the Royalty Per Pound for each Feedstock will be adjusted periodically to reflect changes in such costs, as more particularly hereinafter provided. The Royalty Per Pound for any Feedstock at any given time shall be computed by multiplying the then cost per pound of such Feedstock by one and one-half (1.5) and then multiplying such product (the "Internal Price") by either six percent (6%) for Water-Soluble Feedstocks or ten percent (10%) for Carbide Feedstocks. The current Royalty Per Pound for each of certain Feedstocks that Ryer anticipates it may use to make Feedstock Products, based on the current Internal Price of such Feedstock, is set forth on Exhibit "G" attached hereto and incorporated by reference. The Royalty Per Pound for each Feedstock shall be adjusted annually, on the last business day of each April, based on the then total costs of producing such Feedstock. The costs of metal powders shall be based upon the average cost of the metal powders purchased by Ryer over the 30-day period directly preceding the last business day of each April, as evidenced by invoices for such purchases. Should Ryer not purchase any metal powders in the preceding 30-day period, the price will be determined upon the metal powder prices reported on the last business day of April by a mutually agreeable third party supplier of the metal powder. For simplicity, the cost of the binders and the mixing shall be assumed to be $1.00 per pound of Feedstock for the binders and $1.00 per pound of Feedstock for each time that a Feedstock must be mixed (e.g. $3.00 per pound of Feedstock for a triple-mixed Feedstock). Said assumed costs shall be adjusted equitably if Ryer can demonstrate

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materially lower total costs for those two items. For example, if, on April 30,
2004, the cost of the metal powders used to make Tungsten Carbide (15%) Carbide Feedstock has increased by $2.00 per pound (to $10.00 per pound) of Feedstock then the Royalty Per Pound for such Carbide Feedstock will become $2.10 per pound [($10.00+$1.00+$3.00) x 1.5 x 10% = $2.10]. If, on April 30, 2004, the
cost of the metal powders used to make Tungsten Carbide (15%) Carbide Feedstock has decreased by $2.00 per pound (to $6.00 per pound) of Feedstock, and if Ryer has determined to double-mix the Feedstock (instead of triple-mixing it), then the Royalty Per Pound for such Carbide Feedstock will become $1.35 per pound [($6.00+$1.00+$2.00) x 1.5 x 10% = $1.35]. The Royalty Per Pound for any
Feedstock shall also be adjusted at such other times as there is a Material Change in the cost of the metal powders. A Material Change is one that results in a Twenty Five Percent (25%) or greater increase or decrease in the cost of the metal powders.

                           3.1.4    Shipped Weight. The Shipped Weight of any
Feedstock Product shall be determined in the following manner. If fewer than four of any identical item are shipped, the Ryer employee responsible for shipping such items (the "Shipping Clerk") shall weigh each item and shall determine the average weight of such items, which average weight and the total weight of all such items (determined by multiplying the average weight by the number of pieces of such item) shall be noted on the shipping manifest. If more than three of any identical item are shipped, the Shipping Clerk shall weigh three representative samples of such item and determine the average weight of such items, which average weight and the total weight of all such items (determined by multiplying the average weight by the number of pieces) shall be noted on the shipping manifest. Alternatively, if a container contains only identical Feedstock Products or Feedstock, the Shipping Clerk may determine the total weight of the contents (exclusive of the weight of any packaging material), which total weight shall be noted on the shipping manifest. The total Shipped Weight of the various Feedstocks and Feedstock Products shipped, and the Feedstock used to make each such Feedstock Product, shall be indicated on the invoices to the purchasers of such items.

                           3.1.5    Computation and Payment of Royalties.
Royalties due from Ryer to Planet under this Section 3.1 shall be computed on the total Shipped Weight of the various Feedstocks and Feedstock Products shipped during each calendar month of the Term. The royalties due to Planet for each calendar month (the "Royalty Payments"), computed in accordance with the provisions of this Section 3.1, shall be paid by Ryer to Planet prior to the expiration of forty-five (45) days after the end of such calendar month. The obligation to make the Royalty Payments shall survive the expiration of the Term and the termination of this Agreement. Ryer shall submit to Planet, with each remittance, Ryer's computation of the Royalty Payment then due, together with copies of shipping manifests and invoices to support such computation.

                  3.2 Royalty Payment Due Date. If any Royalty Payment, as defined in Section 3.1 above, is not paid on or before the fifth calendar day after it is due, Ryer shall pay, at Planet's option, a late or collection charge equal to ten percent (10%) of the amount of such unpaid Monthly Principal Payment. In the event that any default under this Section 3.2 continues for more than thirty (30) days, interest shall accrue at the rate of ten percent (10%) per year (based upon a 360-day year) on the unpaid amount until such default is cured.

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                  3.3      Enforcement of Patents and Trademarks During the
                           Term.

                           3.3.1    Notice of Potential Infringement. Each party
(the "Notifying Party") shall promptly notify the other party of any infringement or potential infringement of any of the Patents or Trademarks or any use or disclosure of any trade secret comprising part of the Intellectual Property (the "Affected Intellectual Property") of which the Notifying Party becomes aware.

                           3.3.2    Planet Option to Prosecute. Planet shall
have the first option and right to commence and prosecute litigation or other proceedings to enforce any and all rights under the Intellectual Property. If Planet commences any such litigation or proceedings, Planet shall, unless Planet provides adequate notice, within any applicable statute of limitations, to Ryer of Planet's intent to discontinue to prosecute such litigation or other proceedings, diligently prosecute the same to final judgment or settlement; provided, however, that Planet shall not settle any such matter without the prior written approval of Ryer, which may be granted, withheld or conditioned in Ryer's sole and absolute discretion.

                           3.3.3    Ryer Option to Prosecute. In the event that,
within ninety (90) days after the first to occur of: (a) Planet becomes aware of an infringement or potential infringement of any Affected Intellectual Property; or (b) Ryer notifies Planet of such an infringement or potential infringement; Planet determines not to commence litigation or other proceedings to enforce and/or protect the Affected Intellectual Property Planet shall notify Ryer in writing of any such determination prior to the expiration of such 90-day period and, if Planet fails to so notify Ryer, Planet shall be deemed to have determined not to commence such litigation or other proceedings, then upon expiration of such period or upon any such refusal, Ryer may commence and prosecute litigation or other proceedings to enforce and/or protect the Affected Intellectual Property. Planet shall cooperate with Ryer, as necessary, to enable Ryer to prosecute such litigation or other proceedings. If acting to prevent the running of any applicable statute of limitations, and after having provided written notice to Planet of Ryer's intent to commence litigation and or other proceedings, Ryer may commence said action prior to the running of the 90-day period.

                           3.3.4    Recoveries. All recoveries resulting from
any such litigation or other proceedings shall be for the benefit of the party that bore the expense of prosecuting the litigation or other proceeding until all such expenses have been recovered and thereafter shall be allocated to Planet to provide for recovery of its lost royalty interest and to Ryer to provide for recovery of its lost profits.

                  3.4      Infringement Actions.

                           3.4.1    Notice. If at any time before termination of
this Agreement a claim is made or an action is brought against Ryer by a third party alleging intellectual property or trade secret infringement attributable to Ryer's use of the Intellectual Property, Ryer shall promptly inform Planet, and Planet and Ryer shall confer together to find the best means of avoiding infringement of such third party's intellectual property or of defending such claims or

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action. Notwithstanding the foregoing, Ryer shall have no obligation to take or refrain from taking any action to avoid any such infringement that would involve any material change to any part of Ryer's production process or the cost to Ryer of such process unless arrangements reasonably satisfactory to Ryer are made for the payment by Planet of all costs of such change and all additional costs of such process.

                           3.4.2    Indemnification. Planet shall, at its own
expense, defend and indemnify Ryer from and against any claim, demand, liability, loss, cost, damage or expense (including attorney's fees and disbursements but excluding those attorney's fees incurred by Ryer should Ryer choose to retain separate outside counsel) incurred in connection with or resulting from the alleged infringement of a third party's patent or other propriety rights by reason of the use of the Intellectual Property in accordance with this Agreement. Planet shall obtain written approval from Ryer as to counsel selected to defend against any infringement claim or action. Approval of said counsel will not be unreasonably withheld by Ryer.

                           3.4.3    Right of Setoff. If in the reasonable
judgment of Ryer (which judgment shall be exercised in good faith), Planet shall be indebted to Ryer under this Agreement, including under Section 3.4, Ryer shall have the right to setoff such indebtedness against any amount Ryer then or in the future may owe to Planet, including without limitation amounts under the promissory note delivered to Planet at Closing and any royalties owed under
Section 3.1, above.

                  3.5 Transfer of Intellectual Property Upon Expiration of the Term. Provided that Ryer has paid to Planet all amounts due to Planet under this Agreement, Planet shall transfer the Intellectual Property to Ryer upon the expiration of the Term, without additional consideration. Prior to such transfer: (a) Planet may not encumber, sell or otherwise transfer any of the Intellectual Property to any party other than Ryer, and any such encumbrance, sale or transfer shall be null and void; (b) Planet shall not disclose any of the Intellectual Property that is not in the public domain as of the date of this Agreement; (c) Planet shall, at its own expense, keep the Intellectual Property in full force and effect, and shall timely file all necessary extensions and other documents; and (d) if, at any time, Planet desires to abandon any Intellectual Property, Planet shall notify Ryer thereof and shall, at Ryer's request, transfer such Intellectual Property to Ryer.

         4. Closing Date. The closing shall take place concurrently with execution of this Agreement.

         5. Conditions Precedent to the Closing by Ryer. The obligations of Ryer to consummate this Agreement are subject to the fulfillment, at or prior to the Closing Date of the conditions set forth below, unless waived by Ryer in a writing delivered to Planet:

                  5.1 Representations and Warranties. The representations and warranties of Planet shall be true and correct in all material respects as of the Closing Date as though made on that date and Planet shall have performed or complied with all of its covenants, terms and conditions to be performed prior to Closing Date.

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                  5.2      Absence of Litigation. Prior to or at the Closing
Date, no litigation, investigation, inquiry or proceeding shall be pending or threatened (i) to enjoin or prevent the consummation of the transactions contemplated by this Agreement or to obtain damages or other relief by reason of such consummation; (ii) involving any of the Assets of Planet; (iii) involving any contractual relationship pertaining to the acquisition by Ryer of the Assets, (iv) involving the Intellectual Property, or (v) involving any contractual relationship pertaining to the acquisition by Ryer of the Intellectual Property, the results of which could prevent, materially delay or make illegal the consummation of such purchase.

                  5.3 Material Damage. Prior to the Closing Date, no material damage, destruction, casualty or loss (whether or not covered by insurance) and no other event or condition materially and adversely affecting the Assets shall have occurred.

                  5.4 Authorization by Planet. The execution and delivery of this Agreement by Planet and the performance of the transactions contemplated herein shall have been duly authorized by Planet's Board of Directors and Ryer shall have received copies of all resolutions of the Board of Directors pertaining to such authorization, certified by Planet's secretary.

                  5.5 Covenants and Agreements. Planet shall have performed and complied with each and all of the covenants, agreements, terms and conditions to be performed and complied with by Planet on or before the Closing Date, pursuant to the provisions of this Agreement, and Planet shall so certify in writing delivered to Ryer at the Closing Date.

                  5.6 Physical Inventory. On or before the Closing Date, Ryer shall have conducted a physical inventory of all Equipment as held by Planet as of the Closing Date and shall be satisfied that such Equipment is one hundred percent (100%) owned by Planet and is in working order, and that such Equipment fully complies with the representations and warranties set forth herein with respect to such Equipment. Ryer acknowledges that it has received all of the Equipment and Raw Materials from Planet.

         6. Conditions Precedent to the Closing by Planet. The obligations of Planet to consummate this Agreement are subject to the fulfillment, before or on the Closing Date, of the conditions set forth below, unless waived by Planet in a writing delivered to Ryer:

                  6.1 Representations and Warranties. The representations and warranties of Ryer shall be true and correct in all material respects as of the Closing Date as though made on that date and Ryer shall have performed or complied with all of its covenants, terms and conditions to be performed prior to the Closing Date.

                  6.2 Absence of Litigation. Prior to or at the Closing Date, no litigation, investigation, inquiry or proceeding shall be pending or threatened (i) to enjoin or prevent the consummation of the transactions contemplated by this Agreement or to obtain damages or other relief by reason of such consummation; (ii) involving any contractual relationship pertaining to the acquisition by Ryer of the Assets, or (iii) involving any contractual relationship pertaining to the acquisition by Ryer of the Intellectual Property, the results of which could prevent, materially delay or make illegal the consummation of such purchase.

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                  6.3      Authorization by Ryer. The execution and delivery of
this Agreement by Ryer and the performance of the transactions contemplated herein shall have been duly authorized by Ryer's Manager shall have received copies of all resolutions of the Manager pertaining to such authorization, certified by Ryer's Manager.

                  6.4 Covenants and Agreements. Ryer shall have performed and complied with each and all of the covenants, agreements, terms and conditions to be performed and complied with by Ryer on or before the Closing Date, pursuant to the provisions of this Agreement, and Ryer shall so certify in writing delivered to Planet at the Closing Date.

                  6.5 Consulting Agreement. On or before the Closing Date, Ryer shall have duly executed and delivered the Consulting Agreement to Planet in the form attached hereto as Exhibit "D," and incorporated by reference.

         7. Planet's Representations and Warranties. Planet represents and warrants to Ryer the accuracy and completeness of the matters set forth in this
Section 8 as of the date hereof and as of the Closing Date:

                  7.1 Organization and Standing. Planet is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has full and complete power and authority together with all licenses, permits and certificates from agencies and public authorities as are necessary to own its properties and to conduct its business where such properties are now owned and such business is now conducted, and has full power and authority to enter into and accomplish the transactions herein contemplated, to enter into this Agreement and to carry out the provisions hereof.

                  7.2 No Breach. The execution, delivery, performance and compliance by Planet with this Agreement will not (with or without the giving of notice or passage of time) result in any material breach of, constitute a default under, or result in the imposition of any lien or encumbrance upon the Assets or Intellectual Property pursuant to any material agreement or other instrument to which Planet is a party or by which Planet or the Assets or Intellectual Property are bound or affected.

                  7.3 Authorization and Binding Effect. The execution, delivery and performance of this Agreement by Planet and the consummation of the transactions contemplated by this Agreement have all been duly authorized by the directors of Planet and all the corporate acts, proceedings and approvals required of Planet, its officers and directors for all of the foregoing have been duly taken and remain in effect. This Agreement constitutes the legal, valid and binding obligation of Planet, enforceable against Planet in accordance with its terms.

                  7.4 Compliance with Laws and Other Instruments. Planet has, complied in all material respects with all laws, regulations and orders applicable to the Assets and has all material permits and licenses required thereby. There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which Planet is a party or by which it is bound, or

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of any provision of any state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon Planet or the Assets and/or Intellectual Property which materially adversely affects or, so far as Planet may now foresee, in the future is reasonably likely to materially adversely affect, the Assets and/or Intellectual Property.

                  7.5 Proprietary Rights. Planet is not using any trademark, trademark registration or application, service mark or trade name, patent, patent registration or application, copyright or copyright registration or application, the use of which is necessary or contemplated in connection with the operation of Planet's business or in connection with the performance of any contract to which Planet is a party, in violation of the rights of the owner thereof.

                  7.6 Title to and Condition of Equipment. Except as set forth in Exhibit "E," attached hereto and incorporated by reference, Planet will have on the Closing Date good and marketable title to all of the Equipment, subject to no liens or encumbrances, whether by mortgage, security interest, pledge, lien, conditional sale agreement, encumbrance, charge or otherwise, and at the Closing Date will deliver to Ryer full legal title thereto free and clear of all liens and encumbrances. Except as specifically represented or warranted in this Agreement, the Equipment is being sold to Ryer "as is" without any further representation or warranty being made by Planet, express or implied.

                  7.7 Brokers or Finders. Planet has retained no broker or finder in connection with the transactions contemplated by this Agreement.

                  7.8      Intangible Property. With regard to the Intangible
Property:

                           7.8.1    To Planet's knowledge, all of the Intangible
Property consisting of Patents is currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 120 days after the Closing Date.

                           7.8.2    None of the Intangible Property is involved
in, any interference, cancellation, reissue, reexamination, challenge, infringement or opposition proceeding. Planet has not received any written notice of any interference, cancellation, reissue, reexamination, challenge, infringement or opposition proceeding regarding the Intangible Property. To Planet's knowledge, there is no potentially interfering patent or patent application of any third party and no such action is threatened with the respect to any of the Intangible Property.

                           7.8.3    To Planet's knowledge, no patent is
infringed or has been challenged or threatened in any way by the Intangible Property. To Planet's knowledge, none of the products manufactured and sold, nor any process or know-how used, by Planet in the Business infringe or is alleged to infringe any patent or other proprietary right of any other person. Planet has not received any written notice that any of the products manufactured and sold, nor any process or know-how used, by Planet in the Business infringe or is alleged to infringe any patent or other proprietary right of any other person.

                           7.8.4    To the extent applicable, all products made,
use, or sold relating to the Business under any patents have been marked with the proper patent notice.

                           7.8.5    To Planet's knowledge, the AQUAMIM trademark
has not been infringed or challenged or threatened in any way. To Planet's knowledge, none of the marks used by Planet in the Business infringes or is alleged to infringe any trade name, trademark, or service mark of any third party. The AQUAMIM mark has been registered with the United States Patent and Trademark Office is currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal application), are valid and enforceable, and are not subject to any maintenance fee or taxes or actions falling due within 120 days after the Closing Date.

                           7.8.6    If applicable, all products and materials
containing a mark bear the proper federal registration notice where permitted by law.

                           7.8.7    With respect to each trade secret, the
documentation relating to such trade secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                           7.8.8    Planet has taken all reasonable precautions
to protect the secrecy, confidentiality, and value of its trade secrets related to the AQUAMIM Technology.

                           7.8.9    To Planet's knowledge, the trade secrets and
proprietary information related to the AQUAMIM Technology and other Intellectual Property, including without limitation the formulations used in connection therewith, are not part of the public knowledge or literature, and, to Planet's knowledge, have not been used, divulged, or appropriated either for the benefit of any person (other than Planet) or to the detriment of Planet. Planet has used its best efforts to protect the confidentiality and non-disclosure of trade secrets and proprietary information related to the Business. No trade secret is subject to any adverse claim or has been challenged or threatened in any way.

                           7.8.10   All former and current employees of Planet
have executed written contracts with Planet that assign to Planet all rights to any inventions, improvements, discoveries, or information relating to the business of Planet. No employee of Planet has entered into any contract or agreement that restricts or limits in any way the scope of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Planet.

         8. Ryer's Representations and Warranties. Ryer represents and warrants to Planet the accuracy and completeness of the matters set forth in this Section 9, as of the date hereof and as of the Closing Date:

                  8.1 Organization and Standing. Ryer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada, and has full and complete power and authority together with all licenses, permits and certificates from agencies and public authorities as are necessary to own its properties and to conduct its business where such properties are now owned and such business is now conducted, and has full power and authority to enter into and accomplish the transactions herein contemplated, to enter into this Agreement and to carry out the provisions hereof.

                  8.2 Authorization and Binding Effect. The execution, delivery and performance of this Agreement by Ryer and the consummation of the transactions contemplated by this Agreement have been all duly authorized by the Manager of Ryer and all the company acts, proceedings and approvals required of Ryer, its Manager and/or Members for all of the foregoing have been duly taken and remain in effect. This Agreement constitutes the legal, valid and binding obligation of Ryer, enforceable against Ryer in accordance with its terms.

                  8.3 Brokers or Finders. Ryer has retained no broker or finder in connection with the transactions contemplated by this Agreement.

                  8.4 Financial Condition of Ryer. On the Closing Date, Ryer has unencumbered cash on hand in the approximate amount of Two Hundred Thousand Dollars ($200,000), and approximately Two Hundred Thousand Dollars ($200,000) in equipment other than the Equipment which secures a loan in the approximate amount of Two Hundred Thousand Dollars ($200,000). Ryer believes its financial condition is reasonably adequate to execute its business plan.

                  8.5 Survival of Representations. The covenants, representations and warranties made by Ryer herein, except as they may be fully performed prior to or contemporaneously with the Closing and except that the last sentence of Section 8.4 shall apply only as of the Closing Date, shall remain for the Term.

         9. Covenants of Planet. Planet covenants to Ryer as set forth below.

                  9.1      Conduct of Business.  Planet shall:

                           (a)      until delivery to Ryer, shall maintain the
Equipment in the condition it received the Equipment and shall not, without the prior written consent of Ryer, incur expenses in the maintenance or repair of any Assets which could result in a lien upon or other liability against any of the Equipment;

                           (b)      until delivery to Ryer, shall duly observe
and conform to all legal requirements applicable to such Equipment and the business conducted in connection therewith;

                           (c)      use its best efforts to cause all of the
conditions set forth in Section 9 of this Agreement to be satisfied, and has not and shall not undertake any course of action which would be inconsistent with either a prompt consummation of the Closing Date or satisfaction of the conditions of the Closing Date set forth in this Agreement; and

                           (d)      use its best efforts to preserve the
goodwill of the customers, suppliers and others having relationships with the Business or the Assets.

                  9.2 Transfer of Raw Materials. At the Closing, Planet shall transfer to Ryer, at Ryer's option, the raw materials as set forth in more detail on Exhibit "F," attached hereto and incorporated by reference, "as is" without representation or warranty of any kind, express or implied, including without limitation any warranty as to condition or title. Forty Thousand Four Hundred Dollars ($40,400) of the Purchase Price shall be allocated to such raw materials.

                  9.3 Survival of Representations. The covenants, representations and warranties made by Planet herein, except as they may be fully performed prior to or contemporaneously with the Closing Date, shall survive indefinitely.

         10. Covenants of Ryer. Ryer covenants to Planet as set forth below:

                  10.1 License. In the event that, during the Term, Ryer or its assigns, for a period of 180 consecutive calendar days discontinues, for any period of 180 consecutive calendar days, for any reason other than as a result of force majeur, the business of supplying products or services to the custom MIM feedstock marketplace, and the manufacture of Feedstock Products, the License with respect to the Patents shall terminate.

                  10.2 Maintenance of Records. During the Term, Ryer shall maintain current, accurate and complete books and records relating to the sales of Feedstocks and Feedstock Products and the payment of the above-referenced royalties to Planet, and the performance of its obligations under this Agreement. Planet or its designee may, annually during the Term and for a period of twenty-four (24) months thereafter, upon at least ten (10) days' advance written notice to Ryer and during reasonable business hours, examine, inspect and audit such books and records and any source documents pertaining thereto for the purposes of verifying the accuracy and completeness of records, reports and payments provided hereunder. Notwithstanding the foregoing, if Planet discovers during the course of any such audit that royalty payments to Planet for any six-month period are ninety-seven percent (97%) or less of the royalty payments that should have been paid ("Material Discrepancy"), Planet may thereafter conduct audits on a quarterly basis until there shall have been two (2) consecutive years without a Material Discrepancy and Ryer shall pay all reasonable costs of the audits. Planet or its designee may, during the course of such examination, review or audit, make copies and/or extracts of books and records relating to sales of Feedstock and Feedstock Products and royalty payments with respect thereto and Ryer's compliance with the provisions of this Agreement. Planet shall treat all such information reviewed during an audit as confidential and will not disclose the same to any third party without the written consent of Ryer.

         11. Sales and Use Taxes. Planet and Ryer shall each pay one-half (1/2) of all taxes arising out of the transfer of the Assets to Ryer pursuant to this Agreement. Planet shall file all necessary reports and other documents with the appropriate governing bodies in California in connection with the transfer of Assets and Planet shall pay all amounts of such taxes due in connection with the sale and transfer of the Assets. Within 15 days after Planet has provided copies of the transfer or sales tax returns and evidence of payment, Ryer shall reimburse Planet for one-half (1/2) of all such taxes. Ryer shall not be responsible for any sales, use, business, occupation, withholding or similar tax or any taxes of any kind related to the Assets or the Business for any period prior to the Closing Date.

         12. Confidential Information. Planet and Ryer shall maintain in confidence all proprietary information of the other party to this Agreement disclosed to Planet or Ryer, respectively, under this Agreement. Planet and Ryer shall not disclose any proprietary information to any other person or use such proprietary information for its own or any other persons' benefit other than as permitted by this Agreement without the prior written consent of the owner of the proprietary information. Planet and Ryer shall abide by the reasonable confidentiality restrictions imposed by the other party from time to time for such proprietary information.

         13. Non-Competition and Non-Solicitation. During the Term, Planet shall not:

                  13.1 Directly or indirectly own, manage, operate, control, provide financing to or, engage or otherwise participate in any business, corporation, partnership, limited liability company, association, firm, joint venture, organization or other person or entity that is competitive with the Business. Notwithstanding the foregoing, the ownership of securities of a public company not in excess of one percent of any class of such securities shall not in and of itself be considered to be in competition with the business.

                  13.2 Accept or fill any order from or contract for any Feedstock or related services or otherwise directly or indirectly solicit, persuade, induce, attempt to solicit, persuade or induce any Customer not to do business with Ryer or to reduce the amount of business done with Ryer. The term "Customer" refers to any person or entity constituting part of the AQUAMIM Relationships and any person or entity with whom Planet has done business at any time during the 36 months preceding the Closing Date which was related to any product or service created or developed that uses any aspect of the AQUAMIM Technology or other Intellectual Property. A Customer shall also include a known customer of a Customer when the Customer is a distributor or reseller.

                  13.3 Directly or indirectly hire, employ, retain, engage, contract or otherwise interfere with any person who was an employee of Planet prior to the Closing Date who has entered into Ryer's employ, or induce any such person to leave Ryer's employ.

                  13.4 Planet will be in violation of this Agreement if it engages in any or all of the activities set forth in this Section 13 directly or indirectly for itself or any other person or entity and whether as partner, joint venturer, agent and/or director of any person or as an equity holder of any person or entity in which Planet owns, directly or indirectly, any of the outstanding equity interests (including convertible debt).

        14.      General Provisions.

                  14.1 Jurisdiction. Each party hereto hereby consents to the exclusive jurisdiction of the state and federal courts sitting in San Diego County, California in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each party hereto further agrees that personal jurisdiction over it may be effected by service of process by registered or certified mail addressed as provided in Section 14.2 of this Agreement, and that when so made shall be as if served upon it personally within the State of California.

                  14.2 Notices. All notices, requests, consents, and other communications required or permitted hereunder shall be in writing and shall be personally delivered or mailed by using first-class, registered, or certified mail, postage prepaid, to the following addresses or to such other address as the parties hereto may designate in writing:

                  Planet:           Planet Polymer Technologies, Inc.
                                     9985 Business Park Ave
                                     San Diego, California 92131

                  with a copy to:   Blanchard, Krasner & French, P.C.
                                     800 Silverado St., 2nd Floor
                                     La Jolla, California  92037
                                     Attn: Robert W. Blanchard

                  Ryer:             Ryer Enterprises LLC
                                     42625 Rio Nedo, Unit B
                                     Temecula, California 92590
                                     Attn: Robert A. Sanford

                  with a copy to:   Jay Gilbert
                                     479 N. Main St., Suite 200
                                     Glen Ellyn, IL 60137

All such notices, requests, consents and other communications shall be deemed to be properly given if delivered personally, via e-mail, or, if sent by mail, three business days after the same has been deposited in mail, addressed and postage prepaid as set forth above.

                  14.3 Counterparts. This Agreement may be executed in any number of counterparts, in person or by facsimile, each of which when executed by the parties hereto and delivered shall be deemed to be an original, and all such counterparts taken together shall be deemed to be but one and the same instrument.

                  14.4 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California.

                  14.5 Integration and Construction. This Agreement together with all Exhibits and Schedules referred to herein shall comprise the complete and integrated agreement of the parties hereto and shall supersede all prior agreements, written or oral, on the subject matter hereof. This Agreement has been drafted with the joint participation of the parties hereto and shall be construed to be neither against nor in favor of Planet or Ryer in accordance with the fair meaning thereof. The parties further agree that this Agreement will be construed to effectuate the normal and reasonable expectations of a sophisticated buyer and Planet.

                  14.6 Waivers and Amendments. No amendment, modification, supplement, termination or waiver of any provision of this Agreement, and no consent to any departure therefrom, may in any event be effective unless in writing and signed by the party or parties affected thereby, and then only in the specific instance and for the specific purpose given.

                  14.7 Attorneys' Fees. Each party to this Agreement shall bear its own legal fees and any and all other expenses relating to the transactions contemplated in this Agreement. If any party institutes any arbitration, action or proceeding to enforce this Agreement or any provision hereof or for damages by reason of any alleged breach of this Agreement or of any provision hereof or for a declaration of rights hereunder, then the prevailing party in any such arbitration, action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

                  14.8 Headings. The headings of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

                  14.9 Exhibits and Schedules. Each Exhibit and Schedule referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.

                  14.10 Successors and Assigns. This Agreement and the provisions hereof shall be binding upon and inure to the benefit of each of the parties and their successors and assigns.

                  14.11 Opportunity to Consult Counsel. Each party hereto acknowledges that it has had a sufficient opportunity to consult independent legal counsel and independent accountants concerning the provisions of this Agreement and entered into this Agreement intending to be legally bound. The parties hereto are relying solely upon the advice of their own independent counsel and accountants and are not relying in any manner or way on the advice or counsel of the other party's counsel, accountants, or other advisors.

                  14.12 Time is of the Essence. All dates and times in this Agreement are of the essence.

                  14.13 Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

                  14.14 Non-Binding Mediation. Except as otherwise provided by law, Planet and Ryer agree any controversy or claim arising out of or relating to the calculation and determination of Royalty Payments shall be brought to non-binding mediation before a mutually agreeable mediator in San Diego, California. Should any dispute arising out of the calculation and determination of Royalty Payments fail to be resolved through non-binding mediation, then the terms of Section 14.15 shall take effect.

                  14.15 Binding Arbitration. Except as otherwise provided by law, should non-binding mediation as provided for in section 14.14 above fail to resolve any controversy or claim arising out of or relating to the calculation and determination of Royalty Payments shall be settled by arbitration in San Diego, California, in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. BY AGREEING TO ARBITRATION UNDER THIS PARAGRAPH, BOTH RYER AND PLANET UNDERSTAND THAT THEY ARE AGREEING TO HAVE ANY DISPUTE RELATING TO THE CALCULATION AND DETERMINATION OF ROYALTY PAYMENTS DECIDED BY A NEUTRAL ARBITRATOR, AND AS TO THOSE DISPUTES DECIDED BY THE NEUTRAL ARBITRATOR, THE PARTIES ARE GIVING UP THEIR RIGHT TO A JURY OR COURT TRIAL AND, IN ADDITION, THE PARTIES WAIVE ANY RIGHT TO SEEK PUNITIVE DAMAGES. ANY OTHER ACTION, OTHER THAN ONE FOR CALCULATION OF THE ROYALTY PAYMENTS, ON A CLAIM ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE DETERMINED IN STATE OR FEDERAL COURT WITHIN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA.

                            [Signature Page Follows]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

                              PLANET:

                              PLANET POLYMER TECHNOLOGIES, INC., a
                              California corporation

                              By:_____________________________

                              Its: _____________________________

                              RYER:

                              RYER ENTERPRISES LLC, a Nevada limited liability company

                              By: _____________________________
                                       Jay Gilbert, Manager